Days after deal to enter Florida, NBC Capital inks $22.0 million acquisition to enter Georgia

March 21, 2006
By Gabe LeDonne

Starkville, Miss.-based NBC Capital Corp. ($1.45 billion) on March 21 said that it signed a definitive agreement to acquire Blairsville, Ga.-based Seasons Bancshares Inc. ($74.5 million at Sept. 30, 2005) for approximately $22.0 million in cash and stock.
Under the terms of the deal, 45% of the consideration will be paid in cash and 55% in shares of NBC Capital common stock.
Following the deal’s closing, Seasons Bancshares will merge into NBC Capital, while its unit, Seasons Bank, will merge into and operate as part of NBC Capital’s Cadence Bank NA unit.
NBC Capital expects to close the deal early in the fourth quarter, subject to regulatory and shareholder approvals, and Chairman and CEO Lewis Mallory Jr. said in a news release that the company expects the deal to be neutral to 2007 cash earnings per share.
“We are excited about the addition of the Georgia market and expanding our footprint in the states that we targeted in our strategic growth plans,” Mallory said. “We believe Season’s markets offer us an excellent market to build loan demand in the future. With the completion of this acquisition, we plan to focus on developing our new markets in Georgia, Florida, Tennessee and Alabama to expand our growth opportunities in the coming years.”
With the acquisition, NBC Capital will move into Georgia’s northern corridor, which runs from Atlanta to Union County, according to the executive.
The deal marks NBC Capital’s second transaction in less than a week. On March 17, the company announced a $35.1 million deal with Sarasota, Fla.-based Sun- Coast Bancorp Inc. That deal marked NBC Capital’s entry into Florida. i

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